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                      September 16, 2022

       Jason Wells
       Chief Financial Officer
       CenterPoint Energy, Inc.
       1111 Louisiana St.
       Houston, TX 77002

                                                        Re: CenterPoint Energy,
Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-31447

       Dear Mr. Wells:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation